Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record First Quarter Performance; Balance Sheet Strength Highlights the Quarter

Warsaw, Indiana (April 25, 2023) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record first quarter net income of $24.3 million for the three months ended March 31, 2023, which represents an increase of $636,000, or 3%, compared with net income of $23.6 million for the three months ended March 31, 2022. Diluted earnings per share of $0.94 was also a record for the first quarter and increased 2% compared to $0.92 for the first quarter of 2022. On a linked quarter basis, net income decreased 7%, or $1.7 million, from the fourth quarter of 2022 net income of $26.0 million, or $1.01 diluted earnings per share. Pretax pre-provision earnings, which is a non-GAAP financial measure, were $32.4 million for the first quarter of 2023, an increase of 13%, or $3.8 million, from $28.6 million from the first quarter of 2022. On a linked quarter basis, pretax pre-provision earnings decreased 19%, or $7.5 million, from $39.9 million for the fourth quarter of 2022.

“The continued strength of our balance sheet highlights another strong quarter for the Lake City Bank team. Healthy organic loan growth accompanied by a robust capital position contributed to a good start to 2023,” stated David M. Findlay, President, and Chief Executive Officer, “We also did a terrific job maintaining our core deposit franchise and delivering on our relationship-driven community banking model.”

Quarterly Financial Performance

First Quarter 2023 versus First Quarter 2022 highlights:

•Return on average equity of 16.81%, compared to 14.04%
•Return on average assets of 1.54%, compared to 1.44%
•Loan growth of $401.2 million, or 9%
•Investments as a percent of total assets decreased to 19% from 23%
•Deposit contraction of $302.9 million, or 5%
•Net interest margin expanded by 61 basis points from 2.93% to 3.54%
•Noninterest expense increased $2.5 million, or 9%
•Provision expense of $4.4 million, compared to $471,000
•Watch list loans as a percentage of total loans of 3.68% compared to 5.03%
•Total risk-based capital ratio of 15.21%, compared to 15.16%
•Tangible capital ratio of 9.34%, compared to 9.22%

First Quarter 2023 versus Fourth Quarter 2022 highlights:

•Return on average equity of 16.81%, compared to 19.16%
•Return on average assets of 1.54%, compared to 1.63%
•Loan growth of $44.5 million, or 1%
•Investments as a percent of total assets decreased to 19% from 20%
•Deposit growth of $57.1 million, or 1%
•Net interest margin contraction of 35 basis points from 3.89% to 3.54%
•Noninterest expense increased $2.0 million, or 7%
•Provision expense of $4.4 million, compared to $9.0 million
•Watch list loans as a percentage of total loans of 3.68% compared to 3.42%
•Total risk-based capital ratio of 15.21%, compared to 15.07%
•Tangible capital ratio of 9.34%, compared to 8.79%

Capital Strength

The company’s total capital as a percentage of risk-weighted assets was 15.21% at March 31, 2023, compared to 15.16% at March 31, 2022 and 15.07% at December 31, 2022. These healthy capital levels are well in excess of the 10.00% threshold required to be characterized as “well-capitalized” and represent a strong capital position to support the company’s balance sheet and future growth.

Findlay added, “Our focus on building a capital structure that provides the bank with a solid foundation for future growth has been unrelenting. Both the strength and consistency of our profits and the conservative balance sheet management approach that we have historically embraced are reflective of our dedication to our long-term strategy of retaining our roots as a community bank, while also building a fortress balance sheet.”

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, was 9.34% at March 31, 2023, compared to 9.22% at March 31, 2022 and 8.79% at December 31, 2022. Tangible equity and tangible assets have been impacted by declines in the market value of the company’s available-for-sale investment securities portfolio. The rising interest rate environment has generated unrealized losses in the available-for-sale investment securities portfolio which are reflected in the company’s reported accumulated other comprehensive income (loss). Unrealized losses from available-for-sale investment securities were $188.5 million at March 31, 2023, compared to $117.4 million at March 31, 2022 and improved from $215.3 million at December 31, 2022. When excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets was 11.56% at March 31, 2023 compared to 10.44% at March 31, 2022, and 11.30% at December 31, 2022.

As announced on April 11, 2023, the board of directors approved a cash dividend for the first quarter of $0.46 per share, payable on May 5, 2023, to shareholders of record as of April 25, 2023. The first quarter dividend per share represents a 15% increase from the $0.40 dividend per share paid for the first quarter of 2022 and is unchanged from the dividend paid in February 2023.

“Our healthy dividend reflects both the operating performance in the first quarter of 2023 and the overall strength of our capital structure. It’s a continuation of a long history of delivering consistent and growing dividends to our shareholders,” continued Findlay.

On April 11, 2023, the company’s board of directors reauthorized and extended the share repurchase program through April 30, 2025. Under the program the company is authorized to repurchase, from time to time as the company deems appropriate, shares of the company’s common stock with an aggregate purchase price of up to $30.0 million, of which none has been utilized.

Loan Portfolio

Total loans outstanding increased by $401.2 million, or 9%, from $4.35 billion as of March 31, 2022, compared to $4.75 billion as of March 31, 2023. On a linked quarter basis, total outstanding loans increased by $44.5 million, or 1%, compared to $4.71 billion as of December 31, 2022. Loan growth in the first quarter was negatively impacted by seasonal reductions in agribusiness and agricultural loans of $39.1 million. Total commercial loans, excluding the impact of these seasonal reductions in agribusiness and agricultural loans, increased by $83.6 million, or 2%. The company experienced strong loan growth in construction and land development loans, multi-family residential loans as well as tax-exempt commercial loans segments. The company has limited exposure to commercial office space borrowers. Loans totaling $33.6 million for this sector represent less than 1.0% of total loans at March 31, 2023 with a single loan on an Indianapolis commercial office building representing $22.6 million, or 67%, of the total and occupancy in excess of 80%. The building is stabilized at market rate rents.

Average total loans were $4.73 billion in the first quarter of 2023, an increase of $424.5 million, or 10%, from $4.30 billion for the first quarter of 2022, and an increase of $162.1 million, or 4%, from $4.56 billion for the fourth quarter of 2022. Commercial loan originations for the first quarter included $474.0 million in loan originations offset by approximately $441.0 million in commercial loan pay downs. Line of credit usage decreased to 40% at March 31, 2023, compared to 43% and March 31, 2022 and 42% at December 31, 2022. Total available lines of credit expanded by $575.0 million, or 14%, as compared to a year ago, and line usage increased by $138.0 million, or 8%, for the same period.

“Our double-digit year over year average loan growth is a reflection of the stable economy in our Indiana footprint and diversified demand for both commercial and consumer loans. Line usage remains muted as many of our commercial and industrial clients continue to utilize cash for working capital purposes,” stated Findlay.

Diversified Deposit Base

“Our deposits are highly diversified, and we do not have any significant client or industry concentrations anywhere on our balance sheet, particularly on the deposit front. We are very proud that our deposit composition reflects local individuals, businesses, and municipalities that live and work in our Indiana communities. We’ve spent 150 years building this balance sheet one day, one client and one relationship at a time and appreciate the stability of our deposit base,” Findlay noted. “We have been monitoring inflows and outflows of deposit activity daily since the first week in March and are pleased to report that deposit activity remains stable and typical of this time of year.”

The company’s diversified deposit base consists of deposits gathered throughout the company's footprint and includes approximately 130,000 commercial, retail and public fund deposit accounts. Daily monitoring of deposit inflows and outflows performed since March 6, 2023, prior to the emergence of the banking crisis, identified typical activities by our customers for this time of year. Large depositors with balances greater than $10.0 million as of March 6, 2023, held aggregate deposits of $1.8 billion as of such date, which have decreased by $69.7 million compared to April 17, 2023. Daily monitoring of inflows and outflows greater than $50,000 has identified minimal retail deposit outflows of $43.6 million to third-party brokerage firms and large banks. Offsetting these outflows, the bank has experienced customer-directed retail deposit inflows to the wealth advisory group and our affiliated registered broker dealer of $17.0 million and $5.1 million, respectively. Nominal outflows to banks headquartered in our markets have been offset by similar amounts of inflows. In addition, the bank has seen an increase in the number of newly onboarded customers during March 2023.

Core deposits, which consist of commercial, retail and public fund deposits, remained stable on a year over year basis and on a linked quarter basis.

DEPOSIT DETAIL
(unaudited, in thousands)

	March 31, 2023		December 31, 2022		March 31, 2022
Retail	$1,894,707	34.3%	$1,934,787	35.4%	$2,187,733	37.6%
Commercial	2,105,512	38.2	2,085,934	38.2	2,282,081	39.2
Public fund	1,356,851	24.6	1,429,872	26.1	1,340,565	23.0
Core deposits	5,357,070	97.1	5,450,593	99.7	5,810,379	99.8
Brokered deposits	160,658	2.9	10,027	0.3	10,244	0.2
Total	$5,517,728	100.0%	$5,460,620	100.0%	$5,820,623	100.0%

Average total deposits were $5.49 billion for the first quarter of 2023, a decrease of $361.0 million, or 6%, from $5.85 billion for the first quarter of 2022. On a linked quarter basis, average total deposits decreased by $145.4 million, or 3%, continuing the trend of the last four quarters as the excess deposits created by the liquidity events of the Economic stimulus payments and the PPP have slowly decreased from their peaks. Total deposits decreased $302.9 million, or 5%, from $5.82 billion as of March 31, 2022, to $5.52 billion as of March 31, 2023.

On a linked quarter basis, total deposits increased by $57.1 million, or 1%, from $5.46 billion as of December 31, 2022. On a linked quarter basis, core deposits contracted by $93.5 million, or 2%, from $5.45 billion at December 31, 2022 due primarily to a reduction in public fund deposits of $73.0 million. Commercial deposits grew $19.6 million, or 1%, from $2.09 billion; retail deposits contracted $40.1 million, or 2%, from $1.93 billion; and public fund deposits contracted $73.0 million, or 5%, from $1.43 billion. Commercial checking accounts increased in number of accounts and balances since year end and average balances per account remain elevated above pre-pandemic levels. The number of retail checking accounts has increased, but average balances have declined from pandemic level highs, as expected. Average retail checking account balances per account have declined modestly but remain elevated above pre-pandemic levels. The number of Public Fund accounts is unchanged, but balances have decreased. Average public fund checking account balances are lower on a linked quarter basis but remain elevated as compared to pre-pandemic levels.

Uninsured deposits, not covered by FDIC deposit insurance or the Indiana Public Deposit Insurance Fund (PDIF), were 29% of total deposits as of March 31, 2023, versus 33% as of March 31, 2022, and 30% as of December 31, 2022. Deposits not insured by FDIC Insurance coverage (including those public fund deposits that are covered by the PDIF) were 54% as of March 31,

2023, versus 56% at March 31, 2022 and December 31, 2022. As of March 31, 2023, and December 31, 2022, 98% of deposit accounts have deposit balances less than $250,000 and 2% of accounts have deposit balances greater than $250,000.

Liquidity Overview

The bank has robust liquidity resources available. These sources include secured borrowings available from the Federal Home Loan Bank, the Federal Reserve Bank Discount Window and the Federal Reserve Bank Term Funding Program. In addition, the bank has unsecured borrowing capacity through long established relationships within the brokered deposits markets, Federal Funds lines from correspondent bank partners, and Insured Cash Sweep (ICS) one-way buy funds available from the Intrafi network. As of March 31, 2023, the company had access to $3.03 billion in unused liquidity available from these aggregate sources, compared to $3.31 billion at March 31, 2022 and $2.99 billion at December 31, 2022. Utilization from these sources totaled only $360.7 million at March 31, 2023 compared to $85.2 million at March 31, 2022, and $307.0 million at December 31, 2022. Importantly, core deposits have historically and currently represent the primary funding resource of the bank.

Investment Portfolio Overview

Total investment securities were $1.24 billion at March 31, 2023, reflecting a decrease of $285.6 million, or 19%, as compared to $1.52 billion at March 31, 2022. On a linked quarter basis, investment securities decreased $76.8 million, or 6%. Investment securities represented 19% of total assets on March 31, 2023, compared to 23% on March 31, 2022, and 20% on December 31, 2022. Effective duration for the investment portfolio was 6.6 years at March 31, 2023, compared to 4.0 years at December 31, 2019 before the pandemic, and 6.5 years at December 31, 2022. Duration of the portfolio extended following the deployment of excess liquidity to the portfolio and the dramatic rise in interest rates during 2022 and into 2023. The ratio of investment securities as a percentage of total assets remains elevated over historical levels of approximately 12-14% during 2014 to 2020. The increase in this ratio resulted from the deployment of excess liquidity during 2021 and 2022 to the investment securities portfolio as an earning asset alternative for excess balance sheet liquidity stemming from increased levels of core deposits from government stimulus programs. The company expects the investment securities portfolio as a percentage of assets to decrease over time as the proceeds from pay downs, sales and maturities of these investment securities are used to fund loan portfolio growth and for other general liquidity purposes. Investment portfolio sales of $87.0 million for $16,000 gains and investment portfolio cash flows of $24.0 million provided liquidity of $111.0 million during the first quarter of 2023.

Net Interest Margin

“During the fourth quarter of 2022 and the first quarter of 2023, we experienced an increasingly competitive environment for deposit products across the board resulting from the Federal Reserve Bank’s continued interest rate tightening cycle and the intensified efforts to retain deposits by all banks. We experienced a shift in deposit mix from noninterest bearing to interest bearing deposits, resulting in rising deposit interest expense and net interest margin compression. Given our 91 basis point expansion in net interest margin for 2022 that was considerably higher than industry averages, we are not surprised that net interest margin has come under pressure in 2023. We continue to thoughtfully manage deposit strategies to develop products that represent long-term relationship opportunities,” commented Findlay.

The net interest margin was 3.54% for the first quarter of 2023, representing a 61 basis point expansion from 2.93% for the first quarter of 2022. The net interest margin expansion was driven by a 475 basis point increase to the target Federal Funds rate implemented by the Federal Reserve through a series of rate increases beginning in March of 2022. The target Federal Funds rate increased from a zero-bound range of 0.00%-0.25% in March 2022 to a range of 4.75%-5.00% at March 31, 2023. The impact of the higher interest rate environment increased earning assets yields by 226 basis points to 5.39% for the first quarter of 2023, up from 3.13% for the first quarter of 2022. This increase was offset by an increase in the company's funding costs as excess customer liquidity was utilized and the competition for deposits increased throughout the industry. Interest expense as a percentage of average earning assets increased to 1.85% for the first quarter of 2023 from a historical low 0.20% for the first quarter of 2022, an increase of 165 basis points.

Linked quarter net interest margin contracted by 35 basis points and was 3.54% the first quarter of 2023, compared to 3.89% for the fourth quarter of 2022. The linked quarter contraction in net interest income was a result of a net increase in funding costs over average earning asset yields. Further, the net interest margin was positively impacted during the fourth quarter of 2022 by the recognition of nonaccrual interest resulting from the interest recovery from two nonaccrual commercial borrowers. The interest recovery was from two loans placed on nonaccrual status in 2009 and contributed $1.9 million of nonaccrual interest income recognized into loan interest income. The nonaccrual interest income recovery provided a 12 basis point benefit to net interest margin for the fourth quarter of 2022. Excluding the impact of this recovery, the company's net interest margin contracted by 23 basis points from 3.77% for the fourth quarter of 2022.

Average earning asset yields increased by 27 basis points from 5.12% during the fourth quarter of 2022 to 5.39% during the first quarter of 2023. Earning asset yields benefited from an additional 50 basis point increase in the target Federal Funds rate during the first quarter of 2023. The increase in earning asset yields was offset by a 62 basis point increase in interest expense as a percentage of average earning assets. This increase was driven by a rise in deposit costs as deposit betas increased due to market competition to attract and retain deposits. An increase in borrowing costs also contributed to the increased interest expense for the first quarter of 2023.

Net interest income was $51.5 million for the first quarter of 2023, representing an increase of $6.6 million, or 15%, as compared to the first quarter of 2022. On a linked quarter basis, net interest income decreased $5.3 million, or 9%, from $56.8 million for the fourth quarter of 2022.

Asset Quality

The company recorded a provision expense of $4.4 million in the first quarter of 2023, compared to provision expense of $417,000 in the first quarter of 2022, an increase of $3.9 million. On a linked quarter basis, the provision expense decreased by $4.6 million from $9.0 million for the fourth quarter of 2022, or 51%. The first quarter 2023 provision was primarily attributable to increases in the qualitative and environmental risk factors for certain segments of the company's loan portfolio that could be impacted by higher borrowing costs and the potential economic weakness in the company’s markets.

“Nonperforming assets and watch list loans remain close to historical low levels. While we have not seen any broad-based indications of weakening economic conditions, we continue to maintain a comfortable allowance for credit losses that prepares us for any potential economic uncertainties as we move through 2023,” commented Findlay.

The allowance for credit loss reserve to total loans was 1.50% at March 31, 2023 versus 1.55% at March 31, 2022 and 1.54% at December 31, 2022. Net charge offs in the first quarter of 2023 were $5.7 million versus net charge offs of $664,000 in the first quarter of 2022 and net charge offs of $3.6 million during the linked fourth quarter of 2022. Annualized net charge offs to average loans were 0.49% for the first quarter of 2023, 0.06% in the first quarter of 2022, and 0.31% for the linked fourth quarter of 2022.

The increase in charge offs in the first quarter of 2023 compared to the first quarter of 2022 and linked fourth quarter of 2022 was the result of a further charge off of $5.5 million attributable to a single commercial customer. The $10.7 million credit was downgraded late in December 2022 and a partial charge off of $3.7 million was recognized at that time. The remaining $7.0 million was placed on nonaccrual status pending additional due diligence and financial analysis related to the borrower’s debt service capacity. During the first quarter of 2023, the outlook for repayment of the loan weakened significantly and resulted in the additional charge off of $5.5 million. The charge off amount was fully allocated in the allowance for credit losses.

Nonperforming assets increased $3.8 million, or 27%, to $17.9 million as of March 31, 2023, versus $14.1 million as of March 31, 2022. The increase was primarily a result of the net addition of loan balances placed on nonaccrual status over loan payoffs of other nonaccrual notes. On a linked quarter basis, nonperforming assets increased $698,000, or 4%, compared to $17.2 million as of December 31, 2022. The ratio of nonperforming assets to total assets at March 31, 2023 increased to 0.28% from 0.22% at March 31, 2022 and 0.27% at December 31, 2022.

Total individually analyzed and watch list loans decreased by $43.9 million, or 20%, to $174.9 million at March 31, 2023 versus $218.8 million as of March 31, 2022, primarily due to loan pay downs and credit upgrades. On a linked quarter basis, total individually analyzed and watch list loans increased by $13.9 million, or 9%, from $161.0 million at December 31, 2022. The increase was primarily driven by the downgrade of two commercial relationships to the watch list. Watch list loans as a percentage of total loans decreased by 135 basis points to 3.68% at March 31, 2023, compared to 5.03% at March 31, 2022, and increased by 26 basis points from a historical low of 3.42% at December 31, 2022.

Noninterest Income

The company’s noninterest income decreased $373,000, or 3%, to $10.3 million for the first quarter of 2023, compared to $10.7 million for the first quarter of 2022. The decrease in noninterest income was primarily driven by a decline in mortgage banking income of $608,000, resulting from reduced levels of mortgage financing activity. Additionally, a decrease in other income of $273,000, or 31%, and service charges on deposit accounts of $179,000, or 6%, contributed to the decrease in noninterest income. The decrease in other income was the result of less income from partnership investments during the comparable quarters and the decrease in service charges on deposit accounts was primarily the result of increased earning credit rating for commercial depositors related to commercial treasury management fees. Offsetting these decreases was an increase in bank owned life insurance income of $774,000. Bank owned life insurance income benefited by improved market performance of the company's variable life insurance policies, which track to the overall performance of the equity markets. In addition, increased general account bank owned life insurance income resulted from the purchase of insurance policies during the fourth quarter of 2022.

Noninterest income for the first quarter of 2023 decreased by $205,000, or 2%, on a linked quarter basis from $10.5 million during the fourth quarter of 2022. The linked quarter decrease was largely driven by reductions in income for various fee-based service lines of business. Service charges on deposit accounts decreased $284,000 driven by lower overdraft fees, or 10%, loan and service fees decreased $237,000, or 8%, and investment brokerage fees decreased $73,000, or 12%. Reductions in fee-generating transaction volume, as well as adjustments to the fee schedule for deposit accounts were the primary drivers for these decreases on a linked quarter basis. In addition, interest rate swap fee income decreased by $87,000. Offsetting these decreases was an increase in wealth advisory fees of $114,000, or 5%, and an increase in other income of $304,000. The increase in wealth advisory fees was driven by an increase in trust assets which benefited from new customer inflows and other income primarily benefited by an increased dividend paid by the Federal Home Loan Bank on the bank's stock holding.

Noninterest Expense

Noninterest expense increased $2.5 million, or 9%, to $29.4 million for the first quarter of 2023, compared to $27.0 million during the first quarter of 2022. Salaries and employee benefits expense contributed $1.7 million, or 12%, of the increase in noninterest expense primarily as a result of increased salaries and wages and health insurance expense. Variable compensation expense, which is tied to market performance of the company's variable bank owned life insurance policies, increased due to improved market performance and also contributed to the increase in salaries and employee benefits expense. Additionally, professional fees increased $562,000, or 36%, data processing fees and supplies expense increased $371,000, or 12%, FDIC insurance and other regulatory fees increased $356,000, or 81%, and corporate and business development expense increased $212,000, or 17%. The increase in professional fees was a result of increased interest charges associated with the bank's cash swap collateral positions as well as continued investment in technology solutions for our retail and commercial digital applications. This increased investment in technology was also primarily responsible for the increase in data processing fees and supplies expense. The increase to FDIC insurance and other regulatory fees was caused by a blanket increase to the assessment rate used by the FDIC to calculate insurance premiums, effective during the first quarter of 2023. Corporate and business development expense was impacted by increased spending for advertising and other corporate and business development activities. These increases were offset by a decrease to other expense of $677,000, driven by a decrease in accruals pertaining to ongoing legal matters between the two periods.

On a linked quarter basis, noninterest expense increased by $2.0 million, or 7%, compared to $27.4 million during the fourth quarter of 2022. Salaries and employee benefits contributed $1.4 million, or 9%, to the linked quarter increase in noninterest expense as a result of the timing of annual salary adjustments. Health insurance and annual HSA contribution expense also contributed to the increase in salaries and employee benefits on a linked quarter basis. In addition, FDIC insurance and other regulatory fees increased $312,000, or 65%, corporate business and development expense increased $311,000, or 28%, professional fees increased $165,000, or 8%, and data processing fees and supplies expense increased $136,000, or 4%. The increase to FDIC insurance and other regulatory fees was caused by the increased assessment rate used by the FDIC. Corporate business and development expense increased due to increased advertising and business development expense. Professional fees and data processing fees and supplies expense increased due to the increased investment in customer-facing and operational investments in technology solutions. These increases were offset by a decrease in other expense of $300,000, driven by a decrease in accruals pertaining to ongoing legal matters when comparing the linked quarters.

The company’s efficiency ratio was 47.6% for the first quarter of 2023, compared to 48.5% for the first quarter of 2022 and 40.7% for the linked fourth quarter of 2022.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings. A reconciliation of these and other non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
FIRST QUARTER 2023 FINANCIAL HIGHLIGHTS

	Three Months Ended
(Unaudited – Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
END OF PERIOD BALANCES	2023	2022	2022
Assets	$6,411,529	$6,432,371	$6,572,259
Investments	1,236,932	1,313,770	1,522,535
Loans	4,754,928	4,710,396	4,353,714
Allowance for Credit Losses	71,215	72,606	67,526
Deposits	5,517,728	5,460,620	5,820,623
Brokered Deposits	160,658	10,027	10,244
Core Deposits (1)	5,357,070	5,450,593	5,810,379
Total Equity	602,006	568,887	609,102
Goodwill net of deferred tax assets	3,803	3,803	3,803
Tangible Common Equity (2)	598,203	565,084	605,299
Adjusted Tangible Common Equity (2)	764,815	753,238	698,050
AVERAGE BALANCES
Total Assets	$6,412,080	$6,304,366	$6,651,943
Earning Assets	6,067,576	5,958,113	6,392,075
Investments	1,250,189	1,312,050	1,514,024
Loans	4,725,427	4,563,321	4,300,926
Total Deposits	5,487,592	5,633,040	5,848,638
Interest Bearing Deposits	3,825,062	3,867,655	3,882,521
Interest Bearing Liabilities	4,066,932	3,893,652	3,957,547
Total Equity	585,604	537,985	682,692
INCOME STATEMENT DATA
Net Interest Income	$51,519	$56,837	$44,880
Net Interest Income-Fully Tax Equivalent	52,887	58,346	46,148
Provision for Credit Losses	4,350	8,958	417
Noninterest Income	10,314	10,519	10,687
Noninterest Expense	29,434	27,434	26,969
Net Income	24,278	25,977	23,642
Pretax Pre-Provision Earnings (2)	32,399	39,922	28,598
PER SHARE DATA
Basic Net Income Per Common Share	$0.95	$1.02	$0.93
Diluted Net Income Per Common Share	0.94	1.01	0.92
Cash Dividends Declared Per Common Share	0.46	0.40	0.40
Dividend Payout	48.94%	39.60%	43.48%
Book Value Per Common Share (equity per share issued)	$23.51	$22.28	$23.86
Tangible Book Value Per Common Share (2)	23.36	22.13	23.71
Market Value – High	77.07	83.57	85.71
Market Value – Low	59.55	71.37	72.78
Basic Weighted Average Common Shares Outstanding	25,583,026	25,536,026	25,515,271
Diluted Weighted Average Common Shares Outstanding	25,742,885	25,754,274	25,690,372

	Three Months Ended
(Unaudited – Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
KEY RATIOS (continued)	2023	2022	2022
Return on Average Assets	1.54%	1.63%	1.44%
Return on Average Total Equity	16.81	19.16	14.04
Average Equity to Average Assets	9.13	8.53	10.26
Net Interest Margin	3.54	3.89	2.93
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	47.60	40.73	48.53
Loans to Deposits	86.18	86.26	74.80
Investment Securities to Total Assets	19.29	20.42	23.17
Tier 1 Leverage (3)	11.56	11.50	10.47
Tier 1 Risk-Based Capital (3)	13.95	13.82	13.91
Common Equity Tier 1 (CET1) (3)	13.95	13.82	13.91
Total Capital (3)	15.21	15.07	15.16
Tangible Capital (2)	9.34	8.79	9.22
Adjusted Tangible Capital (2)	11.56	11.30	10.44
ASSET QUALITY
Loans Past Due 30 - 89 Days	$2,403	$1,169	$3,671
Loans Past Due 90 Days or More	25	123	18
Non-accrual Loans	17,715	16,964	13,900
Nonperforming Loans	17,740	17,087	13,918
Other Real Estate Owned	100	100	196
Other Nonperforming Assets	82	37	17
Total Nonperforming Assets	17,922	17,224	14,131
Individually Analyzed Loans	18,188	31,327	24,554
Non-Individually Analyzed Watch List Loans	156,663	129,671	194,222
Total Individually Analyzed and Watch List Loans	174,851	160,998	218,776
Gross Charge Offs	5,896	3,923	740
Recoveries	155	332	76
Net Charge Offs/(Recoveries)	5,741	3,591	664
Net Charge Offs/(Recoveries) to Average Loans	0.49%	0.31%	0.06%
Credit Loss Reserve to Loans	1.50	1.54	1.55
Credit Loss Reserve to Nonperforming Loans	401.44	424.91	485.18
Nonperforming Loans to Loans	0.37	0.36	0.32
Nonperforming Assets to Assets	0.28	0.27	0.22
Total Individually Analyzed and Watch List Loans to Total Loans	3.68	3.42	5.03
OTHER DATA
Full Time Equivalent Employees	619	609	585
Offices	52	52	52

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see “Reconciliation of Non-GAAP Financial Measures”.
(3)Capital ratios for March 31, 2023 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Cash and due from banks	$67,342	$80,992
Short-term investments	86,179	49,290
Total cash and cash equivalents	153,521	130,282

Securities available-for-sale, at fair value	1,108,281	1,185,528
Securities held-to-maturity, at amortized cost (fair value of $115,533 and $111,029, respectively)	128,651	128,242
Real estate mortgage loans held-for-sale	508	357

Loans, net of allowance for credit losses of $71,215 and $72,606	4,683,713	4,637,790

Land, premises and equipment, net	58,707	58,097
Bank owned life insurance	107,026	108,407
Federal Reserve and Federal Home Loan Bank stock	15,795	15,795
Accrued interest receivable	26,883	27,994
Goodwill	4,970	4,970
Other assets	123,474	134,909
Total assets	$6,411,529	$6,432,371

LIABILITIES
Noninterest bearing deposits	$1,548,066	$1,736,761
Interest bearing deposits	3,969,662	3,723,859
Total deposits	5,517,728	5,460,620

Federal Funds purchased	0	22,000
Federal Home Loan Bank advances	200,000	275,000
Total borrowings	200,000	297,000

Accrued interest payable	5,425	3,186
Other liabilities	86,370	102,678
Total liabilities	5,809,523	5,863,484

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,896,764 shares issued and 25,430,917 outstanding as of March 31, 2023
25,825,127 shares issued and 25,349,225 outstanding as of December 31, 2022	125,840	127,004
Retained earnings	658,629	646,100
Accumulated other comprehensive income (loss)	(167,370)	(188,923)
Treasury stock, at cost (465,847 shares and 475,902 shares as of March 31, 2023 and December 31, 2022, respectively)	(15,182)	(15,383)
Total stockholders’ equity	601,917	568,798
Noncontrolling interest	89	89
Total equity	602,006	568,887
Total liabilities and equity	$6,411,529	$6,432,371

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended March 31,
	2023	2022
NET INTEREST INCOME
Interest and fees on loans
Taxable	$69,542	$39,735
Tax exempt	901	169
Interest and dividends on securities
Taxable	3,513	3,278
Tax exempt	4,300	4,606
Other interest income	964	246
Total interest income	79,220	48,034

Interest on deposits	24,918	3,081
Interest on borrowings
Short-term	2,783	0
Long-term	0	73
Total interest expense	27,701	3,154

NET INTEREST INCOME	51,519	44,880

Provision for credit losses	4,350	417

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	47,169	44,463

NONINTEREST INCOME
Wealth advisory fees	2,200	2,287
Investment brokerage fees	534	519
Service charges on deposit accounts	2,630	2,809
Loan and service fees	2,846	2,889
Merchant and interchange fee income	877	815
Bank owned life insurance income (loss)	691	(83)
Interest rate swap fee income	0	50
Mortgage banking income (loss)	(99)	509
Net securities gains	16	0
Other income	619	892
Total noninterest income	10,314	10,687

NONINTEREST EXPENSE
Salaries and employee benefits	16,063	14,392
Net occupancy expense	1,572	1,629
Equipment costs	1,438	1,411
Data processing fees and supplies	3,452	3,081
Corporate and business development	1,431	1,219
FDIC insurance and other regulatory fees	795	439
Professional fees	2,121	1,559
Other expense	2,562	3,239
Total noninterest expense	29,434	26,969

INCOME BEFORE INCOME TAX EXPENSE	28,049	28,181
Income tax expense	3,771	4,539
NET INCOME	$24,278	$23,642

BASIC WEIGHTED AVERAGE COMMON SHARES	25,583,026	25,515,271

BASIC EARNINGS PER COMMON SHARE	$0.95	$0.93

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,742,885	25,690,372

DILUTED EARNINGS PER COMMON SHARE	$0.94	$0.92

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	March 31, 2023		December 31, 2022		March 31, 2022
Commercial and industrial loans:
Working capital lines of credit loans	$636,171	13.4%	$650,948	13.8%	$678,567	15.6%
Non-working capital loans	823,447	17.3	842,101	17.9	784,890	18.0
Total commercial and industrial loans	1,459,618	30.7	1,493,049	31.7	1,463,457	33.6

Commercial real estate and multi-family residential loans:
Construction and land development loans	591,812	12.4	517,664	11.0	399,618	9.2
Owner occupied loans	750,840	15.8	758,091	16.0	724,588	16.6
Nonowner occupied loans	705,830	14.8	706,107	15.0	619,163	14.2
Multifamily loans	217,274	4.5	197,232	4.2	214,003	4.9
Total commercial real estate and multi-family residential loans	2,265,756	47.5	2,179,094	46.2	1,957,372	44.9

Agri-business and agricultural loans:
Loans secured by farmland	178,683	3.8	201,200	4.3	164,252	3.8
Loans for agricultural production	214,299	4.5	230,888	4.9	259,417	6.0
Total agri-business and agricultural loans	392,982	8.3	432,088	9.2	423,669	9.8

Other commercial loans	132,284	2.8	113,593	2.4	78,412	1.8
Total commercial loans	4,250,640	89.3	4,217,824	89.5	3,922,910	90.1

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	221,616	4.7	212,742	4.5	180,448	4.1
Open end and junior lien loans	175,907	3.7	175,575	3.7	158,583	3.6
Residential construction and land development loans	20,393	0.4	19,249	0.4	11,135	0.3
Total consumer 1-4 family mortgage loans	417,916	8.8	407,566	8.6	350,166	8.0

Other consumer loans	89,734	1.9	88,075	1.9	83,395	1.9
Total consumer loans	507,650	10.7	495,641	10.5	433,561	9.9
Subtotal	4,758,290	100.0%	4,713,465	100.0%	4,356,471	100.0%
Less: Allowance for credit losses	(71,215)		(72,606)		(67,526)
Net deferred loan fees	(3,362)		(3,069)		(2,757)
Loans, net	$4,683,713		$4,637,790		$4,286,188

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	March 31, 2023	December 31, 2022	March 31, 2022
Noninterest bearing demand deposits	$1,548,066	$1,736,761	$1,880,418
Savings and transaction accounts:
Savings deposits	385,353	403,773	423,030
Interest bearing demand deposits	2,820,146	2,693,900	2,702,912
Time deposits:
Deposits of $100,000 or more	577,549	455,427	620,737
Other time deposits	186,614	170,759	193,526
Total deposits	$5,517,728	$5,460,620	$5,820,623
FHLB advances and other borrowings	200,000	297,000	75,000
Total funding sources	$5,717,728	$5,757,620	$5,895,623

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended March 31, 2023			Three Months Ended December 31, 2022			Three Months Ended March 31, 2022
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,667,867	$69,542	6.04%	$4,512,012	$65,424	5.75%	$4,278,894	$39,735	3.77%
Tax exempt (1)	57,560	1,126	7.93	51,309	948	7.33	22,032	213	3.92
Investments: (1)
Securities	1,250,189	8,956	2.91	1,312,050	9,777	2.96	1,514,024	9,108	2.44
Short-term investments	2,242	22	3.98	2,312	18	3.09	2,143	1	0.11
Interest bearing deposits	89,718	942	4.26	80,430	695	3.43	574,982	245	0.17
Total earning assets	$6,067,576	$80,588	5.39%	$5,958,113	$76,862	5.12%	$6,392,075	$49,302	3.13%
Less: Allowance for credit losses	(73,266)			(67,815)			(68,051)
Nonearning Assets
Cash and due from banks	76,578			72,487			71,905
Premises and equipment	58,319			58,501			59,309
Other nonearning assets	282,873			283,080			196,705
Total assets	$6,412,080			$6,304,366			$6,651,943

Interest Bearing Liabilities
Savings deposits	$392,567	$71	0.07%	$415,942	$86	0.08%	$408,314	$75	0.07%
Interest bearing checking accounts	2,757,120	21,402	3.15	2,781,061	16,727	2.39	2,642,003	1,862	0.29
Time deposits:
In denominations under $100,000	180,502	642	1.44	172,622	337	0.77	198,257	346	0.71
In denominations over $100,000	494,873	2,803	2.30	498,030	1,094	0.87	633,947	798	0.51
Miscellaneous short-term borrowings	241,870	2,783	4.67	25,997	272	4.15	26	0	0.00
Long-term borrowings and subordinated debentures	0	0	0.00	0	0	0.00	75,000	73	0.40
Total interest bearing liabilities	$4,066,932	$27,701	2.76%	$3,893,652	$18,516	1.89%	$3,957,547	$3,154	0.32%
Noninterest Bearing Liabilities
Demand deposits	1,662,530			1,765,385			1,966,117
Other liabilities	97,014			107,344			45,587
Stockholders' Equity	585,604			537,985			682,692
Total liabilities and stockholders' equity	$6,412,080			$6,304,366			$6,651,943
Interest Margin Recap
Interest income/average earning assets		80,588	5.39%		76,862	5.12%		49,302	3.13%
Interest expense/average earning assets		27,701	1.85		18,516	1.23		3,154	0.20
Net interest income and margin		$52,887	3.54%		$58,346	3.89%		$46,148	2.93%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.37 million, $1.51 million and $1.27 million in the three month periods ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022
Total Equity	$602,006	$568,887	$609,102
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167
Tangible Common Equity	598,203	565,084	605,299
AOCI Market Value Adjustment	$166,612	188,154	92,751
Adjusted Tangible Common Equity	764,815	753,238	698,050

Assets	$6,411,529	$6,432,371	$6,572,259
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167
Tangible Assets	6,407,726	6,428,568	6,568,456
Securities Market Value Adjustment	210,901	238,170	117,406
Adjusted Tangible Assets	6,618,627	6,666,738	6,685,862

Ending Common Shares Issued	25,607,663	25,536,026	25,527,896

Tangible Book Value Per Common Share	$23.36	$22.13	$23.71

Tangible Common Equity/Tangible Assets	9.34%	8.79%	9.22%
Adjusted Tangible Common Equity / Adjusted Tangible Assets	11.56%	11.30%	10.44%

Net Interest Income	$51,519	$56,837	$44,880
Plus: Noninterest income	10,314	10,519	10,687
Minus: Noninterest expense	(29,434)	(27,434)	(26,969)

Pretax Pre-Provision Earnings	$32,399	$39,922	$28,598

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